LKA Settles Legal Dispute with Former Operator, Au Mining: Financial News - Yahoo! ... Page 1 of 2

LKA Settles Legal Dispute with Former Operator, Au Mining

Friday August 24, 11:43 am ET

Settlement Agreement Restores LKA's 100% Ownership in Golden Wonder Mine and Future Production.

GIG HARBOR, Wash.--(BUSINESS WIRE)--LKA International, Inc. (OTCBB:LKAI - News) and Au Mining, Inc., the former lessee/operator of the Golden Wonder mine, yesterday reached a settlement agreement (the "Agreement") that terminates the year-long legal dispute between the parties. The terms of the Agreement require LKA to pay Au Mining $530,000 over the next twelve months and a 6% net-smelter royalty on future production. The royalty will be capped at approximately $12.6 million. In return, Au will drop all claims to the Golden Wonder (and LKA's other properties located in Hinsdale County, CO) and relinquish its rights to the remaining one-year of its current lease arrangement with LKA.

The Agreement leaves LKA with 100% ownership of the Golden Wonder mine and its future production, subject to the Au royalty. LKA will immediately begin the process of evaluating financing and joint venture arrangements to resume/expand production and exploration activities at the Golden Wonder.

Golden Wonder Production

Since commercial production began in 1998, the Golden Wonder mine has produced ore containing over 133,701 ounces of gold valued at more than $45 million (based on ore values at time of sale less processing charges). The average grade of the ore sold during this period was to 16.01 ounces (453.87 grams) of gold per ton. Ore production from the most recent two-year period (June, 2004 - June, 2006) yielded 52,668 ounces of gold at an average grade of 18.87 ounces (534.95 grams) of gold per ton of ore. The primary purchasers of ore over this period were ASARCO and Barrick-Goldstrike with limited purchases by Teck Cominco.

About LKA

LKA is a Gig Harbor, WA based natural resource holding and development company. The Company's primary assets are the Golden Wonder mine and the Ute-Ulay silver mine and mill. Both of these properties are located in Hinsdale County, CO.

Safe Harbor Statement

LKA's plans to resume/expand Golden Wonder production are subject to a number of conditions including, but not limited to, favorable geology, successful exploration efforts, favorable financing terms/availability, permits, gold prices, market conditions, etc. Mining and related activities are inherently high-risk endeavors and there can be no assurance that LKA will be successful.

Forward-looking statements in this release are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the company's products and services, competition, new products and technological changes, as well as any and all 'other risks' associated with business.

Contact:

LKA International, Inc.

Kye A. Abraham, 253-851-7486 Website: http:/lkaintl.com

http://biz.yahoo.com/bw/070824/20070824005334.html?.v=1 8/24/2007